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                                                      Exhibit 99.B(m)(1)(A)(iii)

DIRECTED SERVICES, INC.
1475 Dunwoody Drive, West Chester, PA 19380

                                                                         FORM OF


November 30, 2005


ING Investors Trust
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258


Re:  Reduction in Fee Payable under the ING Investors Trust Distribution Plan

Ladies and Gentlemen:

     For the portfolios listed on SCHEDULE A to this letter agreement, and pursuant to the ING Investors Trust Distribution Plan (the "Distribution Plan"), Directed Services, Inc. ("DSI") hereby waives a portion of the distribution fee payable to DSI under the Distribution Plan, in an amount equal to 0.10% per annum on the average daily net assets attributable to Service 2 Class Shares as if the distribution fee specified in the Distribution Plan were 0.15%. By this letter, we agree to waive that fee from the commencement of operations of each portfolio through and including May 1, 2007.

     Please indicate your agreement to this reduction in fee by executing below in the place indicated.


                                                Sincerely,


                                                Alyce Shaw
                                                Vice President


Agreed and Accepted:
ING Investors Trust


By:
     --------------------------------
     Robert S. Naka
     Senior Vice President

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                               FORM OF SCHEDULE A


PORTFOLIOS

ING Global Real Estate Portfolio
ING Wells Fargo Small Cap Disciplined Portfolio